EXHIBIT 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of September 11, 2014 (the “Effective Date”), is between Array BioPharma Inc., a Delaware corporation (the “Company”), and Andrew Robbins (“Employee”).

In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.    Employment. The Company hereby employs Employee and Employee hereby agrees to be employed by the Company for the period and upon the terms and conditions hereinafter set forth.

2.    Capacity and Duties. Employee shall be employed by the Company as Senior Vice President of Commercial Operations. During his employment Employee shall perform the duties and bear the responsibilities commensurate with his position and shall serve the Company faithfully and to the best of his ability, under the direction of the Board of Directors and the duly elected officers of the Company. Employee shall devote his entire working time, attention and energies to the business of the Company. His actions shall at all times be such that they do not discredit the Company or its products and services. Employee shall not engage in any other business activity or activities that conflict with the proper performance of Employee’s duties hereunder, including constituting a conflict of interest between such activity and the Company’s business.

3.    Compensation.

(a)    For all services rendered by Employee the Company shall pay Employee during the term of this Agreement an annual salary as set forth herein, payable semimonthly in arrears. Employee’s initial annual salary shall be $350,000 commencing with fiscal year 2015. During the term of this Agreement, the amount of Employee’s salary shall be reviewed at periodic intervals and, upon agreement of the parties hereto, appropriate adjustments in such salary may be made.

(b)    Employee shall also be eligible for a performance bonus for each fiscal year that Employee is employed by the Company (the “Performance Bonus”). The Performance Bonus shall be based on Employee’s base salary and the achievement of performance criteria to be established by the Board of Directors under a Management Bonus Plan (the “Management Bonus Plan”), which the Compensation Committee shall develop and recommend to the Board of Directors of the Company for each fiscal year and which shall apply to Employee and other members of the Company’s senior management. The performance criteria under the Management Bonus Plan shall include such items as performance of the Company compared to its fiscal year plan and budget; new business and customer development by the Company; and operational efficiency of the Company. It shall be a condition to Employee’s receipt of a Performance Bonus in any given year that Employee achieves certain minimum performance criteria to be established under the Management Bonus Plan.  It is anticipated that the Performance Bonus for any particular fiscal year will range between 20% and 60%, with a target of 40%, of Employee’s base salary; provided that the minimum performance criteria are achieved. The Performance Bonus may be paid in cash or in equity, at the discretion of the Board of Directors. The Performance Bonus shall be payable to Employee upon achievement of the minimum performance criteria and not later than 60 days following receipt by the Board of Directors of the Company’s audited financial statements for that fiscal year.

(c)    In addition to salary payments as provided in Section 3(a), the Company shall provide Employee, during the term of this Agreement, with the benefits of such insurance plans, hospitalization plans and other employee fringe benefit plans as shall be generally provided to employees of the Company and for which Employee may be eligible under the terms and conditions thereof.  Nothing herein contained shall require the Company to adopt or maintain any such employee benefit plans.

(d)    During the term of this Agreement, except as otherwise provided in Section 5(b), Employee shall be entitled to sick leave and annual vacation consistent with the Company’s customary sick leave and vacation policies.

4.    Term.  Unless sooner terminated in accordance with Section 5, the term of this Agreement shall be for four years from the Effective Date, and thereafter shall continue for one year terms from year to year unless and until either party shall give notice to the other at least 60 days prior to the end of the original or then current renewal term of his or its intention to terminate at the end of such term.  The provisions of Sections 6, 7, 9 and 11 shall remain in full force and effect notwithstanding the termination of this Agreement.

5.    Termination and Severance.

(a)    If Employee dies during the term of this Agreement, (i) the Company shall pay his estate the compensation that would otherwise be payable to him for the month in which his death occurs; (ii) this Agreement shall be considered terminated on the last day of such month; and (iii) the Company shall cause any issued but unvested equity awards granted to Employee to immediately vest.

(b)    If during the term of this Agreement Employee is prevented from performing his duties by reason of illness or incapacity for a continuous period of 120 days, the Company may terminate this Agreement upon 30 days’ prior notice thereof to Employee or his duly appointed legal representative. For the purposes of this Section 5(b), a period of illness or incapacity shall be deemed “continuous” notwithstanding Employee’s performance of his duties during such period for continuous periods of less than 15 days in duration.

(c)    The Company may terminate this Agreement at any time for Employee’s (i) gross negligence; (ii) material breach of any obligation created by this Agreement; (iii) a violation of any policy, procedure or guideline of the Company, of any material injury to the economic or ethical welfare of the Company caused by Employee’s malfeasance, misfeasance, misconduct or inattention to Employee’s duties and responsibilities, or any other material failure to comply with the Company’s reasonable performance expectations, upon notice of same from Company and failure to cure such violation, injury or failure within 30 days, or (iv), misconduct, including but not limited to, commission of any felony, or of any misdemeanor involving dishonesty or moral turpitude, or violation of any state or federal law in the course of his employment; theft or misuse of the Company’s property or time.

(d)    The Company may terminate this Agreement at any time for any or no reason upon 30 days’ notice to Employee.

(e)    If this Agreement is terminated by the Company prior to the end of the term pursuant to any provision other than 5(a) or 5(c), then, provided Employee executes the release described in Section 5(g) below and complies with his obligations under the Confidential Information Agreement and Noncompete Agreement incorporated by reference in Section 6 and 7 of this Agreement: (i) the Company shall pay as severance to Employee one year’s current base salary, in equal monthly installments in accordance with the Company’s standard payroll practices, subject to all applicable deductions and withholdings; and (ii) the Company shall cause any issued but unvested options scheduled to vest in the year of termination to immediately vest; provided, however, that this sentence shall not diminish the vesting contemplated by 5(f) below in connection with a Change of Control. In the event of (y) reduction of Employee’s salary to a rate below the initial annual salary; or (z) material diminishment of Employee’s duties as Senior Vice President of Commercial Operations, Employee may elect to treat such event, by notice of termination within 30 days of its occurrence, as a termination pursuant to 5(d).

(f)    If this Agreement is terminated pursuant to 5(d) as a result of a Change of Control, then all outstanding options granted to Employee as of such Change of Control shall immediately vest (to the extent they are not already vested), and Company shall pay to Employee an amount equal to the target Performance Bonus for the year of termination. For purposes of this Agreement, (i) a “Change of Control shall mean the consolidation or merger involving the Company in which the Company is not the surviving entity or any transaction in which more than 50% of the Company’s voting power is transferred or more than 50% of the Company’s assets are sold; and (ii) a termination shall be deemed to be the “result of” a Change of Control if, without limiting the generality of such phrase, the Company terminates or is deemed to have terminated Employee pursuant to Section 5(d) of this Agreement during the period commencing three months prior to the occurrence (or expected occurrence) of a Change of Control and ending 12 months after the occurrence of a Change of Control. The foregoing acceleration provision shall be supplementary to, and shall not diminish any rights that Employee has under any other written agreement with the Company, including an option certificate or agreement.

(g)    As a condition to receiving any severance payments under this Agreement, Employee shall execute and return to the Company, on or before the Release Expiration Date (as defined below), a full and complete release of all claims against the Company, its affiliates, and their respective employees, officers, directors, owners and members, in a form reasonably acceptable to the Company (the “Release”). For purposes of this Agreement, the “Release Expiration Date” means the date that is 28 days following the date that the Company timely delivers the Release to Employee, or in the event that Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 52 days following such delivery date. Notwithstanding any provision to the contrary in this Agreement, (i) the Company will deliver the Release to Employee within 10 business days following the Termination Date, and the Company’s failure to timely deliver a Release will constitute a waiver of any requirement to execute a Release; (ii) if Employee fails to execute the Release or the Release fails to become irrevocable on or before the Release Expiration Date, Employee will not be entitled to any severance payments under this Agreement; and (iii) payments under this Agreement shall commence on the first payroll period commencing after the Release becomes irrevocable, provided however, that if the Termination Date and the Release Expiration Date fall in two separate taxable years, any payments that are treated as nonqualified deferred compensation for purposes of Section 409A will be made in the later taxable year.

6.    Confidential Information. This Agreement incorporates by reference all the terms of that certain Confidentiality and Inventions Agreement as of the date signed between Employee and Company, as if fully set forth herein, a copy of which is attached hereto.

7.    Confidentiality, Noncompete. This Agreement incorporates all the terms of that certain Noncompete Agreement between Employee and the Company as of the date signed between Employee and Company, as if fully set forth herein, a copy of which is attached hereto.

8.    Waiver of Breach.  A waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

9.    Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

10.    Notices. All communications, requests, consents and other notices provided for in this Agreement shall be in writing and shall be deemed given if hand delivered, mailed by first class mail, postage prepaid, sent by nationally recognized overnight courier or by facsimile, addressed as follows:

(i) If to the Company: to its principal office at 3200 Walnut Street, Boulder, Colorado 80301, facsimile: (303) 386-1290;  (ii) If to Employee: to 4861 Dakota Blvd., Boulder, CO 80304; or such other address as either party may hereafter designate by notice as herein provided.  Notwithstanding the foregoing provisions of this Section 10, so long as Employee is employed by the Company any such communication, request, consent or other notice shall be deemed given if delivered as follows:  (x) If to the Company, by hand delivery to any executive officer of the Company other than Employee, and (y) If to Employee, by hand delivery to him.

11.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without regard to choice of law provisions thereof, and the parties each agree to exclusive jurisdiction in the state and federal courts in Colorado.

12.    Assignment. The Company may assign its rights and obligations under this Agreement to any affiliate of the Company or to any acquirer of substantially all of the business of the Company, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against any such assignee.  Neither this Agreement nor any rights or duties hereunder may be assigned or delegated by Employee.

13.    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof.

14.    Amendments. No provision of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing signed by the party sought to be charged with such amendment, revocation or waiver.

15.    Binding Effect.  Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

16.    Section 409A. Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and accompanying regulations and other binding guidance promulgated thereunder (“Section 409A”), and the provision of this Agreement will be administered, interpreted and construed accordingly. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purpose of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (i) such reimbursement or benefit will be provided no later than December 31 of the year following the year in which the expense was incurred; (ii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year and (iii) the right to reimbursement of expenses or in-kind benefits may not be liquidated or exchanged for any other benefit. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

***Signature Page Follows***

                IN WITNESS WHEREOF the parties have executed this Agreement this 11th day of September 2014 effective as of the Effective Date hereof.

COMPANY:	ARRAY BIOPHARMA INC.,
a Delaware corporation

/s/ Ron Squarer
Ron Squarer
Chief Executive Officer

EMPLOYEE:	/s/ Andrew Robbins
Andrew Robbins

Exhibit A

Confidentiality and Inventions Agreement

(See attached)

CONFIDENTIALITY AND INVENTIONS AGREEMENT

This Confidentiality and Inventions Agreement (this “Agreement”), by and between Array BioPharma Inc., a Delaware corporation (the “Company”), and Andrew Robbins, an individual (“Employee”), is executed to be effective as of the “Effective Date” set forth in Section 3(j) below.

As a condition to, and in consideration of Employee’s employment or continued employment (as the case may be) with the Company, and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Protection of Trade Secrets and Confidential Information.

(a) Definition of “Confidential Information.” As used in this Agreement, the term “Confidential Information” shall include all information concerning or arising from the Company’s business, including, without limitation, trade secrets used or developed by the Company in connection with its business; information concerning the manner and details of the Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed or written material generated or used in connection with the Company’s business; the Company’s business plans and strategies; the identities of the Company’s customers and the specific individual customer representatives with whom the Company works and details of the Company’s relationship with such customers and customer representatives; the identities of other persons or companies utilized in the Company’s business and details of the\ Company’s relationship with such persons or companies; the nature of fees and charges made to the Company’s customers; nonpublic forms, contracts and other documents used in the Company’s business; the nature and content of computer software used in the Company’s business, whether proprietary to the Company or used by the Company under license from a third party; and/or other information concerning know-how, research, inventions, copyrights, trademarks, patent applications, patents, processes, designs, technical specifications, methods, concepts, prospects, customers, employees, contractors, earnings, products, services, formulas, compositions, machines, equipment, systems, and/or prospective and executed contracts and other business arrangements. As used in this Agreement, “Company” includes any direct or indirect subsidiary or affiliate of the Company.

Confidential Information under this agreement shall not include information which (i) Employee can demonstrate was in Employee’s possession prior to employment with the Company (unless such information is assigned to, or otherwise becomes the property of, the Company or (ii) is now in the public domain, or hereafter enters the public domain through no violation by Employee of the obligations hereunder or any other obligation of confidentiality, or (iii) is lawfully obtained from a source (other than the Company, its affiliates or representatives) in accordance with the terms and conditions, if any, imposed upon Employee by such source respecting the use and disclosure thereof; provided, however, that such source was not at the time bound by a confidentiality agreement with the Company or any of its affiliates or representatives. Confidential Information shall also not include generic information, knowledge or skill which Employee reasonably would have learned or acquired in the course of similar employment or work elsewhere in the trade.

(b) Restrictions on Employee’s Use of Confidential Information. Except in connection with and in furtherance of Employee’s official duties with and on behalf of the Company, Employee shall not at any time or in any manner use, copy, disclose, divulge, transmit, convey, transfer or otherwise communicate any Confidential Information to any person or entity, either directly or indirectly, without the Company’s prior written consent.

(c) Acknowledgment. Employee acknowledges that during the term of this Agreement, Employee will have access to Confidential Information, all of which shall be made accessible to Employee only in strict confidence; that unauthorized disclosure of Confidential Information will damage the Company’s business; that Confidential Information would be susceptible to immediate competitive application by a competitor of the Company; that the Company’s business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is unique and proprietary to the Company and known only to Employee, the Company and certain key employees and contractors of the Company; and that title, ownership, possession and control of Confidential Information shall at all times remain vested in the Company. Consequently, Employee acknowledges that the restrictions contained in this Section 1 are reasonable and necessary for the protection of the Company’s business.

(d) Documents and Other Records Containing Confidential Information. All documents or other records containing or alluding to Confidential Information that are prepared by or provided to Employee during the term of this Agreement or that come into Employee’s possession in connection with Employee’s performance of services for the Company are and shall remain the Company’s property. Employee shall not copy or use any such documents or Confidential Information for any purpose not relating directly to Employee’s performance of services for the Company, nor shall Employee market or in any way provide or make available to any party other than the Company any of the Confidential Information, except pursuant to prior written authorization from the Company. Upon the termination of this Agreement for any reason and regardless of the circumstances of such termination or the existence of any dispute between Employee and the Company following or concerning the termination of Employee’s employment, or upon the request of the Company, its successors or assigns, Employee shall immediately deliver to the Company or its designee (and will not keep in Employee’s possession or deliver to anyone else, including any copies) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns. Notwithstanding any other provision of this Agreement, this Agreement shall not bar Employee from complying with any subpoena or court order, provided that prior to doing so Employee shall give the Company written notice, at the Company’s principal place of business, of Employee’s receipt of any such subpoena or court order as far as possible in advance of the appearance time set forth in the subpoena or court order.

(e) Third-Parties’ Confidential Information. Employee acknowledges that the
Company has received and in the future will receive from third parties confidential or proprietary information, and that the Company must maintain the confidentiality of such information and use it only for proper purposes. Employee shall not use or disclose any such information except as permitted by the Company or the third party to whom the information belongs.

(f) Other Agreements. Employee represents to the Company that, except as identified on Schedule A hereto, Employee is not bound by any agreement or any other previous or existing business relationship which conflicts with or prevents the full performance of any of Employee’s obligations to the Company. During Employee’s employment with the Company, Employee agrees not to improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom Employee has an agreement or to whom Employee owes a duty to keep such information in confidence. Any such persons or entities with whom Employee has such agreements or to whom Employee owes such a duty are identified on Schedule A.

2. Inventions.

(a) Disclosure. Employee agrees to disclose promptly to the Company the full details of any and all ideas, processes, trademarks and service marks, technical data, know-how, works, inventions, discoveries, marketing and business ideas, and improvements or enhancements to any of the foregoing, including all information necessary to enable the Company to reproduce any of the foregoing, (collectively, “Inventions”), that Employee conceives, develops or creates alone or with the aid of others during the term of Employee’s employment with the Company (whether or not conceived, developed or created during regular working hours) that: (i) relate to the Company’s business; (ii) result from any work performed by Employee for the Company; (iii) involve the use of the Company’s equipment, supplies, facilities, or trade secret information; (iv) result from or are suggested by any work done at the Company’s request or by any Company employee other than Employee, or relate to any problems specifically assigned to Employee; or (v) result from Employee’s access to any of the Company’s memoranda, notes, records, drawings, sketches, models, maps, customer lists, research results, data, formula, specifications, inventions, processes, equipment, or the like.

Inventions under this Agreement shall not include any invention that i) was developed on Employee’s own time; ii) was developed without the use of the Company’s equipment, supplies, facilities, or Confidential Information; and iii) does not relate to the business of the Company.

(b) Assignment. Employee shall assign and hereby assigns to the Company, without further consideration, Employee’s entire right to any Invention which shall be the sole and exclusive property of the Company whether or not patentable. Employee acknowledges also that all Inventions which are made by Employee (solely or jointly with others), within the scope of Employee’s employment, and which are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S. C. § 101). To the extent that any such Inventions, by operation of law, cannot be “works made for hire,” Employee hereby assigns to the Company all right, title, and interest in and to such Inventions and to any related copyrights.

3. General Provisions.

(a) Additional Instruments. Employee shall execute, acknowledge and deliver any additional instruments or documents that the Company deems necessary to carry out the intentions of this Agreement, including such instruments as may be required by the laws of any jurisdiction, now in effect or hereinafter enacted, that may affect the Company’s property rights relating to the rights and obligations created by this Agreement. Employee further agrees, as to all the Inventions, to assist the Company in every way (at the Company’s expense) to obtain and, from time to time, enforce patents on the Inventions in any and all countries. To that end, by way of illustration but not limitation, Employee will testify in any suit or other proceeding involving any of the inventions, execute all documents which the Company reasonably determines to be necessary or convenient for use in applying for and obtaining patents thereon and enforcing same, and execute all necessary assignments thereof to the Company or persons designated by it. Employee’s obligation to assist the Company in obtaining and enforcing patents for the Inventions in any and all countries shall continue beyond the termination of Employee’s employment, but the Company shall compensate Employee at a reasonable rate after such termination for time actually spent by Employee at the Company’s request on such assistance. In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to any Invention, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or similar protections thereon with the same legal force and effect as if executed by Employee.

(b) Remedies. Employee acknowledges that upon a breach of this Agreement the
Company will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate the Company. Employee therefore agrees that upon such breach or threat of imminent breach of this Agreement, the Company shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring Employee from violating any provision of this Agreement. At the Company’s option, any action to enforce this Agreement shall be brought in or transferred to the state or federal court situated in Boulder, Colorado. Nothing in this Agreement shall be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the law, including the right to seek damages from Employee for a breach of any provision of this Agreement.

(c) Non-Solicitation of Employees. Employee agrees that during the term of employment and for a period of two years after the termination or cessation of employment for any reason, Employee shall not directly or indirectly recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to discontinue his or her employment relationship with the Company.

(d) Not an Employment Contract. Employee agrees and understands that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with Employee’s right or the Company’s right to terminate Employee’s employment at any time, with or without cause.

(e) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Colorado. Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in Colorado for any lawsuit filed there against Employee by the Company arising from or relating to this Agreement.

(f) Entire Agreement. This Agreement sets forth the final, complete and exclusive agreement and understanding between the Company and Employee relating to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. No subsequent change or changes in Employee’s duties, salary or compensation will affect the validity or scope of this Agreement.

(g) Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

(h) Survival. The provisions of this Agreement shall survive the termination of
Employee’s employment for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(i) Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.

(j) Effective Date. This Agreement is effective as of the first day of Employee’s employment with the Company. Employee understands that this Agreement affects Employee’s rights to works and inventions Employee develops during Employee’s employment with the Company and restricts Employee’s ability to disclose or use Confidential Information.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this agreement to be effective as of the Effective Date.

COMPANY:

ARRAY BIOPHARMA INC., a Delaware corporation

By: /s/ Sherri Norland
Name: Sherri Norland
Title: Director, Human Resources

I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I
UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS. I UNDERSTAND
THAT THIS AGREEMENT MAY AFFECT MY RIGHT TO ACCEPT EMPLOYMENT
WITH OTHER COMPANIES SUBSEQUENT TO MY EMPLOYMENT WITH THE
COMPANY.

EMPLOYEE:

By: /s/ Andrew Robbins
Andrew Robbins

Exhibit B

Noncompete Agreement
(See attached)

NONCOMPETE AGREEMENT

This NONCOMPETE AGREEMENT (this "Agreement"), dated as of September 13, 2012 is between Array BioPharma Inc., a Delaware corporation (the "Company"), which for the purposes hereof shall include any subsidiary or affiliate of the Company, and Andrew Robbins (the "Employee").

RECITALS

A.    Employee is or may be employed in an executive, management or professional capacity for the Company.

B.    The Employee desires to enter into or continue in the employment (as the case may be) of the Company.

C.    In order to protect the trade secrets and confidential information of the Company and as a condition to employment or the continued employment (as the case may be) of Employee, the Company requires that Employee enter into this Agreement.

NOW THEREFORE, in consideration of Employee's employment with the Company and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.    Covenants Not to Compete or Interfere.

(a)    During the term of Employee's employment with the Company and for a period of 12 months thereafter, and regardless of the reason for Employee's termination, Employee shall not, within the United States or within a 50 mile radius of any area where the Company is doing business (including any point of sale of the Company's products or services) at the time of such termination, directly or indirectly own, manage, operate, control, be employed by, serve as a consultant to or otherwise participate in any business that has services or products competitive with those of the Company, or develop products or services competitive with those of the Company. For purposes of this Agreement, the Company's business shall be defined as small molecule, targeted pharmaceutical products and services for use in the treatment of inflammation and/or cancer.

(b)    During the term of Employee's employment with the Company and for a period of 12 months thereafter, and regardless of the reason for Employee's termination, Employee shall not (i) cause or attempt to cause any employee of the Company to leave the employ of the Company, (ii) actively recruit any employee of the Company to work for any organization of, or in which Employee is an officer, director, employee, consultant, independent contractor or owner of an equity interest; or (iii) solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of the Company which were contacted, solicited or served by Employee while employed by the Company.

(c)    Employee acknowledges that through his employment with the Company he will acquire access to information suited to immediate application by a business in competition with the Company. Accordingly, Employee considers the foregoing restrictions on his future employment or business activities in all respects reasonable. Employee specifically acknowledges that the Company and its licensees, as well as the Company's competitors, provide their services throughout the geographic area specified in Section 1(a) above. Employee therefore specifically consents to the foregoing geographic restriction on competition and believes that such a restriction is reasonable, given the scope of the Company's business and the nature of Employee's position with the Company.

(d)    Employee acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

(a)	Any contract for the purchase and sale of a business or the assets of a business;

(b)	Any contract for the protection of trade secrets;

(c)	Any contract provision providing for the recovery of the expense of educating and training an employee who has served an employer for a period of less than two years;

(d)	Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

Employee acknowledges that this Agreement is a contract for the protection of trade secrets under § 8-2-113(2)(b), and is intended to protect the confidential information and trade secrets of the Company, and that Employee is an executive and management employee or professional staff to executive or management personnel, within the meaning of § 8-2-113(2)(d).

2.    No Employment Contract; Termination. This Agreement is not an employment contract and by execution hereof the parties do not intend to create an employment contract. If, through no fault of Employee, the Company liquidates substantially all of its assets, or permanently terminates its operations, Employee's obligations under Paragraphs 1(a) and 1(b) shall also terminate.

3.    Injunctive Relief; Damages. Upon a breach or threatened breach by Employee of any of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Employee from such breach without posting a bond. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach, including recovery of damages from Employee.

4.    Attorney's Fees. In any action to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs of investigation and litigation.

5.    Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the law. Accordingly, if any provision of this Agreement shall prove to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and in lieu of each provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. In the event that a court finds any portion of Section 1 to be overly broad, and therefore unenforceable, the parties intend that the court shall modify such portion of paragraph 1 to reflect the maximum restraint allowable, and shall enforce this Agreement and the covenants herein as so modified.

6.    Entire Agreement; Governing Law. This Agreement embodies the entire Agreement between the parties concerning the subject matter hereof and replaces and supersedes any prior or contemporaneous negotiations, oral representations, agreements or understandings among or attributable to the parties hereto. The provisions of this Agreement shall not limit or otherwise affect Employee's obligations under the provisions of any agreement with the Company with respect to the nondisclosure of the Company's confidential information. This Agreement and all performances hereunder shall be governed by and construed in accordance with the laws of the State of Colorado.

7.    Consent to Jurisdiction. All judicial proceedings brought against Employee arising out of or relating to this Agreement may be brought in any state or federal court of competent jurisdiction in this State of Colorado, and by execution and delivery of this Agreement, Employee accepts the nonexclusive jurisdiction of the aforesaid courts and waives any defense of forum non convenient and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

8.    Waiver of Jury Trial. Employee and the Company hereby agree to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Employee and the Company warrant and represent that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.    Amendments; Waiver. This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the parties hereto. No waiver of any term, provision, or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

10.    Assignment. The Company may assign its rights and obligations under this Agreement to any subsidiary or affiliate of the Company or to any acquirer of substantially all of the business of the Company, and all covenants and Agreements hereunder shall inure to the benefit of and be enforceable by or against any such assignee. Neither this Agreement nor any rights or duties hereunder may be assigned or delegated by Employee.

11.    Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.    IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

COMPANY:                ARRAY BIOPHARMA INC.,
a Delaware corporation

/s/ Ron Squarer
Ron Squarer
Chief Executive Officer

EMPLOYEE:                 /s/ Andrew Robbins
Andrew Robbins